Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 10, 2016 relating to the Baltimore Gas and Electric Company financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

August 30, 2016